Annual Report as of December 31, 2001

Letter to Shareholders
February 2002

William M. Ennis President and CEO	Dennis H. Ferro Chief Investment Officer

We are pleased to provide the Evergreen Variable Annuity Trust annual report for the twelve month period ended December 31, 2001.

U.S. Equities Dipped for the Second Year in a Row

The U.S. equity markets were confounded from the very start in 2001. After unusually strong performance in the late 90s, the declines of 2000 were a shock -- surely 2001 would turn things around.

However, by the third Federal Reserve rate cut in March, investors realized that something was seriously wrong. Predictions for earnings growth were slashed throughout the corporate world. The early January consensus forecast for S&P 500 operating earnings growth was 9%. Unfortunately, with each quarterly earnings reporting period filled with disappointing corporate results, profit forecasts were drastically lowered. Average earnings ended the year declining 18%-20%.

The equity markets made an admirable attempt at a recovery during the second quarter, yet continued economic weakness and lowered corporate guidance tightened the vice grip on investors during the summer. Then, the unthinkable happened, and the September 11 tragedy resonated, literally, from Wall Street to Main Street. Any hopes for economic recovery in 2001 were quickly dashed and, upon reopening, the markets plunged.

The quick response of the Fed to provide liquidity and the orderly transition of the financial markets provided investors with a glimmer of hope in the final quarter of the year. Initial success of the United States’ war on terrorism resulted in improved confidence and the equity markets began a remarkable climb. From the lows achieved in late-September, the NASDAQ Composite climbed approximately 40%, followed by the Dow 30 and the S&P 500, each with gains in the 20% range.

All in all, the year proved to be very disappointing for equity investors. Despite the late recovery, the major market averages all declined for the second consecutive year. Few areas were spared, as eight of the ten sectors in the S&P 500 were down. Only consumer discretionary and materials, riding the potential for a positive impact to earnings from the aggressive Fed, managed a gain for the year. While the nineties delivered spectacular returns, the new millennium has proved to be a more challenging period for common stocks, thus far.

The Bond Market Continued a Remarkable Climb

In contrast to poor performance in the equity markets for much of the year, 2001 was another fantastic year for bonds. As the economy slowed and slipped into recession, ratcheting down corporate earnings, investors sought the relative safety of bonds. The Federal Reserve, in an attempt to cushion economic damage, was very aggressive, providing 11 interest rate cuts in twelve months, propelling the bond market higher.

The yield curve steepened dramatically throughout the year in response to Fed action. This steepening was further accentuated by a “flight to quality” following the terrorist attacks of September 11. In fact, by October 30th, the yield on the 2-year Treasury was at a 25-year low. For much of the year, the longer end of the market lagged shorter term Treasuries, as investors -- ever watchful for inflation -- feared that the Fed and Congress were being overly stimulative with interest rates and tax cuts. However, a surprise Halloween announcement from the Treasury Department, suspending 30-year bond issuance, finally brought longer-term rates down as well.

As much as there was good news for bond investors, there were many challenges, as well. As the economy slowed, many companies that had leveraged their balance sheets during the strong economy of the mid-nineties found that declining revenues caused great pressure on their ability to honor their debt

Letter to Shareholders (continued)

obligations. Many well-known companies found their credit ratings diminished and investor concern about their future greatly expanded. As a result, there was an unusually large spread among bond sectors with high quality issues providing the best performance.

Toward the end of 2001, signs of economic recovery triggered a reversal in the bond market. Beginning in November, we got a taste of what a little “good news” can do. While stock market investors celebrated military successes in Afghanistan and an economic recovery ahead, bonds declined. The declines continued in December, washing away earlier hopes for double-digit returns in the bond market for the year.

The past year has reminded all investors that managing risk through different asset classes provides reduced volatility in a period of unstable capital markets.

Diversification Remains Important

An environment like the past twelve months offers many reasons for building a diversified portfolio rather than trying to predict the market’s movements. An exposure to various types of investments should remain an important component of a well-balanced portfolio. It is important that you consult with your financial advisor to develop a strategy that will support your long-term objectives.

Thank you for your continued investment in Evergreen Funds.

Sincerely,

William M. Ennis
President and CEO
Evergreen Investment Company, Inc.

Dennis H. Ferro
Chief Investment Officer
Evergreen Investment Management Company

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Fund at a Glance as of December 31, 2001

“We believe we have passed the worst point of the recession
and economic conditions should gradually improve.”

Portfolio Management

Ted Price, CFA Tenure: March 1998	Linda Z. Freeman, CFA Tenure: March 1998

Jeffrey S. Drummond, CFA Tenure: March 1998

PERFORMANCE & RETURNS1

Portfolio Inception Date:	3/3/1998

Average Annual Returns

1 year	-6.68%

Since Portfolio Inception	4.29%

12-month capital gain distributions per share	$2.30

LONG TERM GROWTH

Comparison of a $10,000 investment in Evergreen VA Growth Fund1 versus a similar investment in the Russell 2000 Growth Index (Russell 2000 Growth) and the Consumer Price Index (CPI).

The Russell 2000 Growth is an unmanaged market index which does not include transaction costs associated with buying and selling securities or any mutual fund expenses. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. Performance includes the reinvestment of income dividends and capital gains distributions.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Smaller capitalization stock investing may offer the potential for greater long- term results; however, it is also generally associated with greater price volatility due to higher risk of failure.

All data is as of December 31, 2001 and subject to change.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Portfolio Manager Interview

How did the fund perform?

Evergreen VA Growth Fund outperformed its market benchmark as well as competitive funds during a period in which investment styles emphasizing growth stocks tended to lag styles emphasizing value stocks. The fund had a total return of -6.68% for the twelve-month period ended December 31, 2001. During the same period, the Russell 2000 Growth Index, a benchmark for small company growth investments, returned -9.23%. The average return of variable annuity small company growth portfolios during the year was -12.40%, according to Lipper, Inc., an independent monitor of fund performance.

Portfolio Characteristics
(as of 12/31/2001)

Total Net Assets	$17,505,024

Number of Holdings	163

P/E Ratio	24.6x

What were the principal factors affecting performance?

Financial markets went through wild fluctuations in prices during 2001 as investors reacted to news of the slowing economy and the tragic events of September 11. Technology and telecommunications stocks tended to be the most volatile as corporations reduced their capital spending on technology. Despite the slow growth economy, consumers remained relatively confident and continued to spend optimistically throughout most of 2001, benefiting consumer discretionary stocks. Defensive sectors, such as healthcare, also tended to perform relatively well.

Top 5 Sectors
(as a percentage of 12/31/2001 net assets)

Information Technology	24.0%

Healthcare	19.0%

Industrials	17.7%

Consumer Discretionary	17.6%

Financials	10.3%

What were your principal strategies during the year?

We maintained relatively stable industry weightings within the portfolio. We kept the technology weighting, which always is one of the larger weightings in the portfolio, fairly close to index levels through 2001. As cyclical issues, technology companies tend to move in advance of changes in economic conditions. Within the technology sector, we increased the emphasis on semiconductor stocks following the earnings releases of the first quarter of 2001. We believed this group would be the first to recover as the economy moved out of recession. In addition, semiconductor stocks had been badly depressed in the first quarter and early part of the second quarter of 2001. As a result, their prices tended to be low and attractive. Semiconductors are the basic building blocks for many products and production had been cyclically constrained since late in 2000.

Our investments in healthcare stocks helped performance for virtually the entire year. Generally, as economic worries mount, as they did in 2000 and early 2001, investors tend to concentrate in the most stable earnings growth companies, including healthcare. We overweighted healthcare for the first half of 2001. Relative to the benchmark Russell 2000 Growth Index, the overweight position became even more dramatic in the second half of the year when the index was

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Portfolio Manager Interview

rebalanced and healthcare stocks comprised a smaller part of the index. We remained heavily overweighted in healthcare until the final quarter, when we reduced our position as other sectors and industries began to react positively to very early signs that the recession might have hit its bottom.

After not faring well in 2000, consumer companies seemed to come to life in 2001. The market usually recognizes very early in a cycle how most cyclical companies will perform. In 2000, the market quickly anticipated the downturn in consumer spending and most retailing stocks fell in advance of actual declines in earnings and revenues. By the same token, the market was early in recognizing the potential return of the consumer in 2001 and 2002. Our overweight positions in consumer discretionary companies helped during 2001 as we emphasized those companies most likely to benefit in a slowdown, largely the discounters, and the ultimate return of the consumers. These companies performed very well for the fund during 2001.

The fund overweighted energy stocks through the first half of the year, a position that was a drag on performance. We believed that energy, and particularly natural gas, was growing increasingly scarce and more difficult to find. We correctly recognized the pricing effect of this scarcity, as gas prices rose 200-to-300% early in the year. However, the market saw this as an aberration. As energy prices rose, the use of natural gas was constrained and prices began to reflect the realities of recession. We reduced the energy position sharply at the end of the second quarter. At the end of the year, our energy holdings were in line with the Russell 2000 Growth Index.

Top 10 Holdings
(as a percentage of 12/31/2001 net assets)

Sipex Corp.	1.6%

Exar Corp.	1.5%

Heartland Express, Inc.	1.5%

Markel Corp.	1.4%

Mohawk Industries, Inc.	1.4%

Investors Financial Services Corp.	1.4%

Copart, Inc.	1.4%

Parlex Corp.	1.4%

Commerce Bancorp, Inc.	1.3%

Skywest, Inc.	1.2%

What is your outlook?

Looking ahead, we expect a slowly emerging economic recovery, beginning in the second half of 2002. The monetary stimulus of the Federal Reserve combined with tax rebates and the unexpected benefits of low energy prices combine to provide a substantial war chest of money for consumer spending. The key to the investment of this money will depend on when the consumer begins to feel better. While most economic recoveries begin within 12 months of the introduction of monetary stimuli (January 2001), it is apparent that the shock of the September 11 tragedy and the subsequent rapid economic contraction may have delayed the recovery. As we enter 2002, inventories are very low in most industries. We believe the catalyst of a growing need to restore depleted inventories, combined with easy quarterly earnings comparison for companies between 2001 and 2002, should lead to strong earnings recoveries in the second half of the year.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Portfolio Manager Interview

Small cap growth companies are penalized as the economy enters a recessionary phase. We believe this is largely because of the fear that small companies are more vulnerable to financial problems than are large companies. The reverse is also true. Following the bottom of recessions, small companies tend to outperform large companies. We believe we have passed the worst point of the recession and economic conditions should gradually improve. Historically, investors have turned to the more exciting prospects of smaller companies as they gained confidence that the economy would expand. We believe that the valuations of small growth companies are particularly attractive and that opportunities are positive for the small cap growth companies such as those held by the fund.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund (a)
Financial Highlights
(For a share outstanding throughout each period)

	Year Ended December 31,
	2001	2000	1999	1998 (b)

Net asset value, beginning of period	$15.71	$13.87	$11.46	$12.50

Income from investment operations

Net investment income (loss)	(0.06)	(0.04)	(0.07)	0.02

Net realized and unrealized gains or losses on securities	(1.42)	1.88	2.50	(1.06)

Total from investment operations	(1.48)	1.84	2.43	(1.04)

Distributions to shareholders from

Net investment income	0	0	(0.02)	0

Net realized gains	(2.30)	0	0	0

Total distributions	(2.30)	0	(0.02)	0

Net asset value, end of period	$11.93	$15.71	$13.87	$11.46

Total return*	(6.68%)	13.27%	21.21%	(8.32%)

Ratios and supplemental data

Net assets, end of period (thousands)	$17,505	$20,266	$15,888	$11,064

Ratios to average net assets

Expenses‡	0.90%	0.77%	1.33%	0.97%†

Net investment income (loss)	(0.48%)	0.24%	(0.67%)	0.44%†

Portfolio turnover rate	99%	144%	143%	62%

(a)Effective February 1, 2000, shareholders of Mentor VIP Growth Portfolio became owners of that number of full and fractional shares of Evergreen VA Growth Fund. As Mentor VIP Growth Portfolio contributed the majority of assets and shareholders to the Evergreen VA Growth Fund, its accounting and performance history has been carried forward.

(b)For the period from March 3, 1998 (commencement of operations) to December 31, 1998.

*Total return does not reflect charges attributable to your insurance company’s separate account.

†Annualized.

‡The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Schedule of Investments
December 31, 2001

	Shares	Value

COMMON STOCKS - 96.8%
CONSUMER DISCRETIONARY - 17.6%
Distributors - 0.9%
SCP Pool Corp. *	5,850	$160,583
Hotels, Restaurants & Leisure - 3.2%
Applebee’s International, Inc.	1,900	64,980
Extended Stay America, Inc. *	10,450	171,380
Outback Steakhouse, Inc. *	3,050	104,463
P.F. Changs China Bistro, Inc. *	1,550	73,315
Ruby Tuesday, Inc.	7,300	150,599
564,737
Household Durables - 3.6%
Ethan Allen Interiors, Inc.	3,950	164,280
Furniture Brands International, Inc. *	6,650	212,933
Mohawk Industries, Inc. *	4,500	246,960
624,173
Media - 2.2%
Cox Radio, Inc., Class A *	1,450	36,946
Martha Stewart Living Omnimedia, Inc. *	3,600	59,220
Radio One, Inc., Class D *	8,300	149,483
RH Donnelley Corp. *	1,800	52,290
Scholastic Corp. *	1,600	80,528
378,467
Multi-line Retail - 2.1%
Childrens Place Retail Stores, Inc. *	2,850	77,377
Dollar Tree Stores, Inc. *	5,125	158,414
Family Dollar Stores, Inc.	4,550	136,409
372,200
Specialty Retail - 5.6%
Abercrombie & Fitch Co., Class A *	4,300	114,079
American Eagle Outfitters, Inc. *	2,050	53,648
Ann Taylor Stores Corp. *	3,250	113,750
Barnes & Noble, Inc. *	2,650	78,440
Cost Plus, Inc. *	3,750	99,375
Guitar Center, Inc. *	2,850	38,874
Men’s Wearhouse, Inc. *	2,500	51,625
Michaels Stores, Inc. *	3,600	118,620
Too, Inc. *	3,250	89,375
Tweeter Home Entertainment Group, Inc. *	4,100	118,900
Williams Sonoma, Inc. *	2,200	94,380
971,066
CONSUMER STAPLES - 1.7%
Food & Drug Retailing - 1.2%
Performance Food Group Co. *	3,050	107,268
United Natural Foods, Inc. *	4,100	102,500
209,768
Food Products - 0.5%
American Italian Pasta Co., Class A *	1,950	81,959

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Schedule of Investments (continued)
December 31, 2001

	Shares	Value

COMMON STOCKS - continued
ENERGY - 5.5%
Energy Equipment & Services - 4.4%
Core Laboratories *	4,800	$67,296
Gulf Islands Fabrication, Inc. *	3,450	43,160
Hanover Compressor Co. *	3,800	95,988
National Oilwell, Inc. *	4,500	92,745
Oceaneering International, Inc. *	4,000	88,480
Patterson UTI Energy, Inc. *	6,700	156,177
Pride International, Inc. *	5,950	89,845
Unifab International, Inc. *	7,500	4,875
Unit Corp. *	3,600	46,440
Universal Compression Holdings, Inc. *	3,000	88,470
773,476
Oil & Gas - 1.1%
Comstock Resources, Inc. *	12,700	88,900
Spinnaker Exploration Co. *	1,300	53,508
Ultra Petroleum Corp. *	8,400	51,156
193,564
FINANCIALS - 10.3%
Banks - 7.5%
Alabama National BanCorp.	3,300	111,243
Boston Private Financial Holdings, Inc.	7,550	166,629
Commerce Bancorp, Inc.	5,610	220,697
Doral Financial Corp.	3,400	106,114
Investors Financial Services Corp.	3,700	244,977
Mississippi Valley Bancshares, Inc.	2,700	105,840
National Commerce Financial Corp.	7,650	193,545
Netbank, Inc. *	4,300	45,064
Southwest Bancorp. of Texas, Inc. *	4,200	127,134
1,321,243
Diversified Financials - 0.5%
American Capital Strategies, Ltd.	2,800	79,380
Insurance - 2.3%
HCC Insurance Holdings, Inc.	5,700	157,035
Markel Corp. *	1,400	251,510
408,545
HEALTH CARE - 19.0%
Biotechnology - 7.4%
Abgenix, Inc. *	1,900	63,916
Charles River Laboratories International, Inc. *	2,550	85,374
CuraGen Corp. *	2,650	59,280
Edwards Lifesciences Corp. *	1,550	42,827
Emisphere Technologies, Inc. *	2,550	81,370
Enzon, Inc. *	1,200	67,536
IDEC Pharmaceuticals Corp. *	800	55,144
ILEX Oncology, Inc. *	2,700	73,008
Immunogen, Inc. *	3,000	49,740
Incyte Pharmacuticals, Inc. *	3,550	69,438
InterMune, Inc. *	1,000	49,260
Medarex, Inc. *	4,800	86,208
Myriad Genetics, Inc. *	1,350	71,064
Neurocrine Biosciences, Inc. *	1,500	76,965

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Schedule of Investments (continued)
December 31, 2001

	Shares	Value

COMMON STOCKS - continued
HEALTH CARE - continued
Biotechnology - continued
OSI Pharmaceuticals, Inc. *	2,750	$125,785
Paradigm Genetics, Inc. *	7,000	39,900
Protein Design Labs, Inc. *	2,050	67,240
Scios, Inc. *	2,600	61,802
Xoma, Ltd. *	7,900	77,815
1,303,672
Health Care Equipment & Supplies - 2.3%
Cytyc Corp. *	1,850	48,285
Endocare, Inc. *	6,000	107,580
Integra Lifesciences Corp. *	2,050	53,997
Respironics, Inc. *	4,350	150,684
Therasense, Inc. *	1,400	34,720
395,266
Health Care Providers & Services - 7.5%
Accredo Health, Inc. *	2,225	88,333
AdvancePCS *	3,700	108,595
Caremark Rx, Inc. *	7,350	119,878
Community Health Systems *	4,150	105,825
Henry Schein, Inc. *	2,450	90,724
Impath, Inc. *	1,100	48,961
LifePoint Hospitals, Inc. *	1,700	57,868
Manor Care, Inc. *	4,450	105,509
Omnicare, Inc.	1,700	42,296
Orthodontic Centers of America, Inc. *	3,800	115,900
Priority Healthcare Corp., Class B *	1,330	46,803
Province Healthcare Co. *	3,550	109,553
Rare Hospitality International, Inc. *	2,750	61,985
RehabCare Group, Inc. *	2,100	62,160
Syncor International Corp. *	2,700	77,328
Universal Health Services, Inc., Class B *	1,800	77,004
1,318,722
Pharmaceuticals - 1.8%
Cubist Pharmaceuticals, Inc. *	1,800	64,728
King Pharmaceuticals, Inc. *	1,316	55,443
Medicis Pharmaceutical Corp., Class A *	2,150	138,869
Millennium Pharmaceuticals, Inc. *	2,200	53,922
312,962
INDUSTRIALS - 17.7%
Aerospace & Defense - 1.1%
Engineered Support Systems, Inc.	2,900	99,209
United Defense Industries, Inc. *	4,300	90,515
189,724
Air Freight & Couriers - 0.5%
Expeditors International of Washington, Inc.	1,600	91,120
Airlines - 3.1%
Atlantic Coast Airlines Holdings *	6,950	161,865
Frontier Airlines, Inc. *	7,800	132,600
Mesa Air Group, Inc. *	5,400	40,608
Skywest, Inc.	8,400	213,780
548,853

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Schedule of Investments (continued)
December 31, 2001

	Shares	Value

COMMON STOCKS - continued
INDUSTRIALS - continued
Commercial Services & Supplies - 7.9%
Casella Waste Systems, Inc. *	5,057	$74,894
Copart, Inc. *	6,700	243,679
Insight Communications, Inc., Class A *	4,550	109,928
Intercept Group, Inc. *	3,500	143,150
Management Network Group, Inc. *	15,450	106,605
MedQuist, Inc. *	2,400	70,200
National Processing, Inc. *	3,800	123,500
Netsolve, Inc. *	12,300	129,150
Steiner Leisure, Ltd. *	1,700	36,125
Talx Corp.	7,145	178,482
Teletech Holdings, Inc. *	4,690	67,208
Waste Connections, Inc. *	3,200	99,168
1,382,089
Electrical Equipment - 0.9%
C&D Technologies, Inc.	2,500	57,125
Power One, Inc. *	10,000	104,100
161,225
Machinery - 1.1%
Maverick Tube Corp. *	50	648
Shaw Group, Inc. *	7,750	182,125
182,773
Marine - 0.4%
UTI Worldwide, Inc. *	3,300	64,581
Road & Rail - 2.7%
Forward Air Corp. *	3,150	106,848
Heartland Express, Inc. *	9,137	253,734
Knight Transportation, Inc. *	6,000	112,680
473,262
INFORMATION TECHNOLOGY - 24.0%
Communications Equipment - 2.7%
Advanced Fibre Communications, Inc. *	4,950	87,466
DMC Stratex Networks, Inc. *	16,300	126,814
Globespan Virata, Inc. *	2,800	36,260
Polycom, Inc. *	2,700	92,880
Powerwave Technologies, Inc. *	5,100	88,128
RF Micro Devices, Inc. *	2,050	39,422
470,970
Computers & Peripherals - 1.3%
QLogic Corp. *	3,900	173,589
Xicor, Inc. *	4,000	44,400
217,989
Electronic Equipment & Instruments - 6.8%
Benchmark Electronics, Inc. *	8,200	155,472
Mettler-Toledo International, Inc. *	2,650	137,403
Oak Technology, Inc. *	12,600	173,250
Parlex Corp. *	15,150	238,612
Plexus Corp. *	4,650	123,504

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Schedule of Investments (continued)
December 31, 2001

	Shares	Value

COMMON STOCKS - continued
INFORMATION TECHNOLOGY - continued
Electronic Equipment & Instruments - continued
Power Integrations, Inc. *	3,250	$74,230
Sipex Corp. *	22,300	286,555
1,189,026
Internet Software & Services - 1.4%
Agile Software Corp. *	8,850	152,397
Retek, Inc. *	3,300	98,571
250,968
Semiconductor Equipment & Products - 9.2%
Alpha Industries, Inc. *	9,550	208,190
Asyst Technologies, Inc. *	12,200	155,672
Atherogenics, Inc. *	800	4,840
ATMI, Inc. *	4,400	104,940
Axcelis Technologies, Inc. *	7,450	96,031
Cabot Microelectronics Corp. *	1,400	110,950
Exar Corp. *	12,250	255,412
Integrated Circuit System, Inc. *	5,900	133,281
LTX Corp. *	6,650	139,251
Micrel, Inc. *	3,600	94,428
Photronic, Inc. *	4,750	148,912
Semtech Corp. *	1,200	42,828
Therma-Wave, Inc. *	7,900	117,868
1,612,603
Software - 2.6%
Interwoven, Inc. *	12,450	121,263
Moldflow Corp. *	8,300	118,856
NetIQ Corp. *	3,850	135,751
Vastera, Inc. *	5,100	84,711
460,581
MATERIALS - 0.4%
Chemicals - 0.4%
Cytec Industries, Inc. *	2,800	75,600
TELECOMMUNICATION SERVICES - 0.6%
Wireless Telecommunications Services - 0.6%
Triton PCS Holdings, Inc. *	3,600	105,660
Total Common Stocks		16,946,807
SHORT-TERM INVESTMENTS - 2.8%
MUTUAL FUND SHARES - 2.8%
Evergreen Institutional Money Market Fund (o)	491,657	491,657
Total Investments - (cost $14,423,510) - 99.6%		17,438,464
Other Assets and Liabilities - 0.4%		66,560
Net Assets - 100.0%		$17,505,024
*Non-income producing security. (o)The advisor of the Fund and the advisor of the money market fund are each a subsidiary of Wachovia Corporation.

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Statement of Assets and Liabilities
December 31, 2001

Assets
Identified cost of securities	$14,423,510
Net unrealized gains on securities	3,014,954

Market value of securities	17,438,464
Receivable for securities sold	114,889
Receivable for Fund shares sold	1,650
Dividends and interest receivable	4,853
Deferred organization expenses	2,248

Total assets	17,562,104

Liabilities
Payable for securities purchased	56,024
Payable for Fund shares redeemed	211
Advisory fee payable	682
Due to other related parties	97
Accrued expenses and other liabilities	66

Total liabilities	57,080

Net assets	$17,505,024

Net assets represented by
Paid-in capital	$16,275,218
Accumulated net realized losses on securities	(1,785,148)
Net unrealized gains on securities	3,014,954

Total net assets	$17,505,024

Shares outstanding	1,467,589

Net asset value per share	$11.93

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Statement of Operations
Year Ended December 31, 2001

Investment income
Dividends	$24,630
Interest	48,614

Total investment income	73,244

Expenses
Advisory fee	124,414
Administrative services fees	17,773
Transfer agent fee	741
Trustees’ fees and expenses	389
Printing and postage expenses	1,634
Custodian fee	2,906
Professional fees	7,251
Organization expenses	1,899
Other	2,549

Total expenses	159,556
Less: Expense reductions	(574)

Net expenses	158,982

Net investment loss	(85,738)

Net realized and unrealized gains or losses on securities
Net realized losses on securities	(1,593,012)

Net change in unrealized gains or losses on securities	176,573

Net realized and unrealized losses on securities	(1,416,439)

Net decrease in net assets resulting from operations	$(1,502,177)

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund (a)
Statement of Changes in Net Assets

	Year Ended December 31,
	2001	2000

Operations
Net investment loss	$(85,738)	$(48,587)
Net realized gains or losses on securities	(1,593,012)	3,202,670
Net change in unrealized gains or losses on securities	176,573	(1,067,400)

Net increase (decrease) in net assets resulting from operations	(1,502,177)	2,086,683

Distributions to shareholders from
Net realized gains	(3,069,968)	0

Capital share transactions
Proceeds from shares sold	2,239,433	4,376,859
Payment for shares redeemed	(3,498,008)	(2,085,966)
Net asset value of shares issued in reinvestment of distributions	3,069,968	0

Net increase in net assets resulting from capital share transactions	1,811,393	2,290,893

Total increase (decrease) in net assets	(2,760,752)	4,377,576
Net assets
Beginning of period	20,265,776	15,888,200

End of period	$17,505,024	$20,265,776

Undistributed net investment income	$0	$0

Other information:
Share increase (decrease)
Shares sold	172,712	273,482
Shares redeemed	(300,454)	(129,275)
Shares issued in reinvestment of distributions	305,469	0

Net increase in shares	177,727	144,207

(a)Effective February 1, 2000 shareholders of Mentor VIP Growth Portfolio became owners of that number of full and fractional shares of Evergreen VA Growth Fund. As Mentor VIP Growth Portfolio contributed the majority of assets and shareholders to the Evergreen VA Growth Fund, its accounting and performance history has been carried forward.

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Notes to Financial Statements

1. ORGANIZATION

The Evergreen VA Growth Fund (the “Fund”) is a diversified series of Evergreen Variable Annuity Trust (the “Trust”), a Delaware business trust organized on December 23, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of the Fund may only be purchased by insurance companies for the purpose of funding variable annuity contracts or variable life insurance policies.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

A. Valuation of Investments

Listed equity securities are valued at the last sale price reported on the national securities exchange, where the securities are principally traded.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

B. Security Transactions and Investment Income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums relating to fixed-income securities held by the Fund. Dividend income is recorded on the ex-dividend date.

C. Federal Taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

D. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

Reclassifications have been made to the Funds’ components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations. The primary permanent differences causing such reclassifications are due to net operating losses.

E. Organization Expenses

Organization expenses for the Fund are amortized to operations over a five-year period on a straight-line basis.

In the event any of the initial shares of the Fund are redeemed by any holder during the five-year amortization period, redemption proceeds will be reduced by any unamortized organization expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of the redemption.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Notes to Financial Statements (continued)

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly owned subsidiary of Wachovia Corporation (formerly, First Union Corporation), is the investment advisor to the Fund and is paid a management fee that is calculated and paid daily. The management fee is computed at a rate of 0.70% of the average daily net assets of the Fund.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly owned subsidiary of Wachovia Corporation, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly owned subsidiary of Wachovia Corporation, is the transfer and dividend disbursing agent for the Fund.

Officers of the Fund and affiliated Trustees receive no compensation directly from the Fund.

4. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $16,701,463 and $16,860,736, respectively, for the year ended December 31, 2001.

On December 31, 2001, the aggregate cost of securities for federal income tax purposes was $14,828,023. The gross unrealized appreciation and depreciation on securities based on tax cost was $3,333,095 and $722,654, respectively, with a net unrealized appreciation of $2,610,441.

As of December 31, 2001, the Fund had a capital loss carryover for federal income tax purposes of $1,380,635, expiring in 2009.

5. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and its custodian, a portion of the fund expenses have been reduced. The Fund received $574 in expense reductions. The impact of the total expense reductions on the Fund’s expense ratio represented as a percentage of its average net assets was 0.00%.

6. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts is based on the investment performance of certain Evergreen Funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

7. FINANCING AGREEMENT

The Fund and certain other Evergreen Funds share in a $725 million unsecured revolving credit commitment to temporarily finance the purchase or sale of securities for prompt delivery, including funding redemption of their shares, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the Funds are charged an annual commitment fee of 0.10% of the unused balance, which is allocated pro rata. For its assistance in arranging the financing agreement, First Union Securities, Inc. was paid a one-time arrangement fee of $150,000, which was charged to the Funds and also allocated pro rata.

During the year ended December 31, 2001, the Fund had no borrowings under this agreement.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Notes to Financial Statements (continued)

8. CHANGE IN ACCOUNTING PRINCIPLE

As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies which amends certain accounting practices and disclosures, including amortization of premiums and accretion of discounts. Accordingly, the Fund began amortizing premium and accreting discount on all fixed-income securities. Prior to January 1, 2001, the Fund did not amortize premiums or accrete discounts on fixed-income securities. The Fund held no fixed-income securities prior to January 1, 2001 nor during the current reporting period and as a result adopting the accounting change has no impact to current year financial statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Independent Auditors’ Report

Board of Trustees and Shareholders
Evergreen VA Growth Fund

We have audited the accompanying statement of assets and liabilities, including the schedule of investments of Evergreen VA Growth Fund as of December 31, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the four-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen VA Growth Fund as of December 31, 2001, the results of its operations, changes in its net assets and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
February 1, 2002

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Growth Fund
Independent Auditors’ Report

FEDERAL TAX STATUS OF DISTRIBUTIONS

Pursuant to section 852 of the Internal Revenue Code, the Fund has designated $1,283,289, or $0.962 per share, as long-term capital gain distributions for the year ended December 31, 2001.

For corporate shareholders, 0.60% of ordinary income dividends paid during the fiscal year ended December 31, 2001 qualified for the dividends received deduction.

Board of Trustees
Name	Position with Trust	Term of Office	Principal Occupations for Last Five Years	Number of Portfolios Overseen in Evergreen Funds complex	Other Directorships held outside of Evergreen Funds complex

Charles A. Austin III 200 Berkeley Street Boston, MA 02116 Age: 66	Trustee	1991	Investment Counselor with Appleton Partners, Inc. (investment advice); former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; Director, Health Development Corp. (fitness-wellness centers); The Francis Ouimet Society.	105	None

K. Dun Gifford 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1974	Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; former Managing Partner, Roscommon Capital Corp.; former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); former Chairman, Gifford, Drescher & Associates (environmental consulting).	105	None

Leroy Keith, Jr. 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1983	Partner, Stonington Partners (private investment firm); Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; and former President, Morehouse College.	105	Director of Phoenix Total Return Fund; Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund and The Phoenix Big Edge Series Fund.

Gerald M. McDonnell 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1988	Sales and Marketing Management with SMI-STEEL - South Carolina (steel producer); former Sales and Marketing Management with Nucor Steel Company.	105	None

Thomas L. McVerry 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1993	Former Vice President and Director of Rexham Corporation (manufacturing); and Director of Carolina Cooperative Credit Union.	105	None

William Walt Pettit 200 Berkeley Street Boston, MA 02116 Age: 46	Trustee	1984	Partner and Vice President in the law firm of Kellam & Pettit, P.A	105	None

David M. Richardson 200 Berkeley Street Boston, MA 02116 Age: 60	Trustee	1982	President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc (executive recruitment information and research company); former Vice Chairman, DHR International, Inc. (executive recruitment); former Senior Vice President, Boyden International Inc. (executive recruitment); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); and Columnist, Commerce and Industry Association of New Jersey.	105	None

Russell A. Salton, III MD 200 Berkeley Street Boston, MA 02116 Age: 54	Trustee	1984	Medical Director, Healthcare Resource Associates, Inc.; former Medical Director, U.S. Health Care/Aetna Health Services; former Managed Health Care Consultant; and former President, Primary Physician Care.	105	None

Michael S. Scofield 200 Berkeley Street Boston, MA 02116 Age: 58	Trustee	1984	Attorney, Law Offices of Michael S. Scofield.	105	None

Richard J. Shima 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1993	Independent Consultant; former Chairman, Environmental Warranty, Inc. (insurance agency); former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Director of Hartford Hospital, Old State House Association; former Director of Enhance Financial Services, Inc.; former Director of CTG Resources, Inc. (natural gas); former Director Middlesex Mutual Assurance Company; former Chairman, Board of Trustees, Hartford Graduate Center; Trustee, Greater Hartford YMCA.	105	None

Richard K. Wagoner, CFA* 200 Berkeley Street Boston, MA 02116 Age: 63	Trustee	1999	Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; former consultant to the Board of Trustees of the Evergreen Funds; former member, New York Stock Exchange; member, North Carolina Securities Traders Association; member, Financial Analysts Society.	105	None

* Mr. Wagoner is an “interested person” of the funds because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the funds’ investment advisor.

Additional information about the funds’ Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling (800) 343-2898.

Variable Annuities
NOT FDIC INSURED	May lose value No bank guarantee
Evergreen Investment Services, Inc.
58913	5560859 12/01